NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 09, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 26, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Companhia Paranaense de Energia - COPEL American Depositary Shares (each representing four (4) Class A Preferred Shares became effective on December 26, 2025. Each American Depositary Share (each representing four (4) Class A Preferred Shares) of Companhia Paranaense de Energia - COPEL automatically converted into 1 Common Share of Companhia Paranaense de Energia - COPEL The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 26, 2025.